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                                                                    EXHIBIT 11.1

                        MERCURY INTERACTIVE CORPORATION

                  COMPUTATION OF NET INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARE
                          (PRIMARY AND FULLY DILUTED)

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                Three months ended     Six months ended
                                                                      June 30,              June 30,
                                                                 1997        1996       1997       1996
                                                                -------    -------    -------    -------

Weighted average common shares outstanding                       16,267     15,837     16,202     15,798

Weighted average common equivalent shares from dilutive
     options                                                        734        727        621        770
                                                                -------    -------    -------    -------

Weighted average common shares and equivalents                   17,001     16,564     16,823     16,568
                                                                =======    =======    =======    =======

Net income                                                      $ 2,142    $   780    $ 3,927    $   130
                                                                =======    =======    =======    =======

Net income per share                                            $  0.13    $  0.05    $  0.23    $  0.01
                                                                =======    =======    =======    =======
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